Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

            For Release: Immediate

Investors & Media: Media:	Kedric Meredith	+1 312 861 6034

JBT Corporation Announces New Appointments for Carlos Fernandez and Augusto Rizzolo

CHICAGO, August 18, 2022 – JBT Corporation (NYSE: JBT), a global technology solutions provider to high-value segments of the food and beverage industry, announced today that Carlos Fernandez has been appointed Executive Vice President, Customer Sustainability and Market Development. Concurrently, Augusto Rizzolo has been promoted to Executive Vice President and President, Diversified Food and Health, a division of the company’s FoodTech segment. Both positions are effective October 1, 2022.

“I am excited to announce that Carlos Fernandez, currently Executive Vice President and President, Diversified Food and Health, is stepping into a newly created executive role that partners with our customers to support their sustainability goals, while enhancing new product and end market development opportunities in support of growth,” said Brian Deck, President and Chief Executive Officer. “As part of our Elevate 2.0 strategy, JBT’s goal is to ensure our customers have the right technology and solutions to meet the evolving demands of the food and beverage industry and achieve their sustainability goals. Carlos’ extensive knowledge of the food production industry and deep customer relationships make him the ideal fit for this position.”

“As Carlos transitions to his new role, I am pleased to announce the promotion of Augusto Rizzolo to Executive Vice President and President, Diversified Food and Health,” added Deck. “Augusto is a valuable addition to the executive team as he has demonstrated exceptional leadership and business acumen, making a significant impact on financial and operational performance as a business leader for JBT.”

Since July 2020, Augusto has led JBT’s Protein North America business. He joined JBT in September 2019 where he served as Vice President, Customer Care for Protein North America. Augusto has extensive experience in international and cross functional business and process improvements, engineering, marketing, product development, and operations, having held various roles at Marmon Holdings, ITW, and Whirlpool. Augusto holds a BSc in Mechanical and Industrial Engineering from Politecnico di Torino and an MBA from the University of Illinois Urbana-Champaign.